CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of STAAR Investment Trust and to the use of our report dated April 29, 2019 on the financial statements and financial highlights of STAAR Disciplined Strategies Fund (formerly, STAAR Alternative Categories Fund), STAAR General Bond Fund, STAAR International Fund, STAAR Dynamic Capital Fund (formerly, STAAR Larger Company Stock Fund), STAAR Short-Term Bond Fund, and STAAR Adaptive Discovery Fund (formerly, STAAR Smaller Company Stock Fund), each a series of shares of beneficial interest in STAAR Investment Trust. Such financial statements and financial highlights appear in the December 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 30, 2019